Exhibit (a)(1)(I)

MEMC Electronic Materials, Inc.

Offer to Exchange Certain Stock Options for New Stock Options

NOTICE OF WITHDRAWAL

INSTRUCTIONS

[Employee Name]

[Employee ID]

If you previously elected to surrender eligible stock options for exchange in the Offer to Exchange Certain Stock Options for New Stock Options (“Exchange Offer”) (either online at the Stock Option Exchange Program Website or via a paper election form) and you would like to withdraw your election to exchange one or more of your eligible stock option grants, you must notify MEMC Electronic Materials, Inc. (“MEMC”) of your withdrawal election before 11:59 p.m., Eastern, on Friday, August 17, 2012 (or such later date as may apply if the Exchange Offer is extended). Any withdrawal election received after that time will not be accepted.

You may make your withdrawal election online at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. This is the most cost-effective way to make your withdrawal election. Otherwise, you may submit this paper notice of withdrawal with a check mark by the “Do Not Exchange” box corresponding to the eligible stock option grant that you previously surrendered and now wish to withdraw. The cost of the website is paid by MEMC, however any costs associated with mailing a paper notice of withdrawal so that it is received by MEMC by the expiration deadline will be your responsibility. If you elect to mail this paper notice of withdrawal, it must be signed and dated and sent by mail or courier to MEMC at the following address:

MEMC Electronic Materials, Inc.

Attn: MEMC Stock Plan Administrator

501 Pearl Drive

St. Peters, MO 63376

USA

Submissions by any other means, including delivery directly to Charles Schwab or to any local HR Business Partners, will NOT be accepted.

FOR A WITHDRAWAL ELECTION TO BE EFFECTIVE, THIS NOTICE OF WITHDRAWAL MUST BE COMPLETED, SIGNED AND RECEIVED BY MEMC, OR AN ONLINE WITHDRAWAL ELECTION MUST BE SUBMITTED, BEFORE THE EXPIRATION DEADLINE OF 11:59 P.M., EASTERN, ON FRIDAY, AUGUST 17, 2012 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

Your withdrawal will be effective as of the date a properly completed notice of withdrawal or online withdrawal election is received. You are responsible for making sure that the notice of withdrawal or online withdrawal election is received by MEMC before expiration of the Exchange Offer. If you miss the deadline to submit a withdrawal election, but remain an eligible employee, your previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer. You should consider retaining copies of notice(s) of withdrawal for your own files.

Once you have withdrawn eligible stock options, you may again surrender such eligible stock options by once again making an election to surrender the eligible stock options in accordance with the Offer to Exchange document and the related election form prior to the expiration of the Exchange Offer.

If you have questions, please contact the MEMC Stock Plan Administrator, available 5 days a week (9:00 a.m. to 5:00 p.m., Central, Monday through Friday) at the numbers below:

From within North America: (636) 474-5405

From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to: StockAdmin@memc.com.

MEMC Electronic Materials, Inc.

Offer to Exchange Certain Stock Options for New Stock Options

NOTICE OF WITHDRAWAL

I previously elected to surrender eligible stock options for exchange in the Exchange Offer and now wish to withdraw one or more of my surrendered eligible stock option grants. I understand that by signing this notice of withdrawal and delivering it pursuant to the instructions described in Section 4 of the Offer to Exchange document and the instructions above, I will be withdrawing my election with respect to the eligible stock options specified in the table below (the stock option grants marked “Do Not Exchange”).

By withdrawing my prior election to surrender eligible stock options for exchange, I understand that I will not receive any new stock options for, and will continue to hold, the eligible stock options withdrawn from the Exchange Offer, which will continue to be governed by the terms and conditions of the applicable stock option agreement(s) relating to such stock options.

Eligible Stock Option Grant #	Grant ID	Grant Date	Total Number of Eligible Stock Options	Exercise Price	Exchange Ratio	Total Number of new Stock Options to Be Granted in Exchange*	Check Box for Each Eligible Stock Option Grant to be WITHDRAWN from the Exchange
□ Do Not Exchange
□ Do Not Exchange
□ Do Not Exchange
□ Do Not Exchange

*         Please note that MEMC will not issue any fractional new stock options. The amounts in the column “Total Number of New Stock Options to Be Granted in Exchange” have been rounded to the nearest whole stock option (with greater than or equal to 0.5 being rounded up).

I hereby represent and warrant that I have full power and authority to elect to withdraw previously surrendered eligible stock options checked “Do Not Exchange” in the table above. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or new stock options, or my spouse or registered domestic partner has consented to and agreed to be bound by this notice of withdrawal. Upon request, I will execute and deliver any additional documents deemed by MEMC to be necessary or desirable in connection with my election to withdraw previously surrendered stock options pursuant to this notice of withdrawal. I hereby elect to withdraw the eligible stock option grants checked “Do Not Exchange” in the table above that I previously elected to surrender for exchange in the Exchange Offer.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)	Eligible Employee’s Phone Number